030 Putnam New York Tax Exempt Income Fund
11/30/15 Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A	 32,330
        Class B	 312
        Class C	 1,523
        Class M  45

72DD2   Class Y	 1,567


73A1    Class A	 0.300313
        Class B	 0.245727
        Class C	 0.232549
        Class M	 0.275939

73A2    Class Y	 0.319359


74U1    Class A	 106,923
        Class B	 1,247
        Class C	 6,708
        Class M	 163

74U2    Class Y	 5,358


74V1    Class A	 8.61
        Class B	 8.59
        Class C	 8.60
        Class M	 8.61

74V2    Class Y	 8.61


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.